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Release

Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

Evans Bancorp Reports 33% Increase in Net Income
in 2016 Fourth Quarter and Record Net Income for 2016

HAMBURG, NY, February 6, 2017 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE MKT: EVBN),
a community financial services company serving Western New York since 1920, today reported its results of operations for the fourth quarter and year ended December 31, 2016.

FOURTH QUARTER AND FULL YEAR 2016 HIGHLIGHTS (compared with prior year periods unless noted otherwise)

•	Fourth quarter net income grew 33% to $2.3 million, or $0.53 per diluted share
•	Net interest income in fourth quarter of 2016 increased 11% driven by expanded loan portfolio
•	Record annual net income of $8.3 million, an increase of 5% from 2015
•	Record loan growth in 2016: Loans up 22%, or $169 million, to $943 million
•	Strong year-over-year deposit growth across all product categories. Total deposits up 17% to $940 million.

Net income was $2.3 million, or $0.53 per diluted share, in the fourth quarter of 2016, compared with
$2.2 million, or $0.51 per diluted share, in the trailing third quarter of 2016 and $1.8 million, or $0.41 per diluted share, in last year’s fourth quarter.  The increase from the 2016 trailing third quarter reflects higher net interest income, lower provision for loan loss, and the benefit of an historic tax credit, partially offset by lower noninterest income and higher expenses.  The 33% increase from the fourth quarter of 2015 is due to higher net interest income and the benefit of historic tax credits.

Return on average equity increased 53 basis points to 9.70% for the fourth quarter of 2016 compared with the trailing third quarter and was up 198 basis points over the prior-year period.

For the full year 2016, net income was $8.3 million, up 5% from $7.8 million in 2015.  Earnings per diluted share increased from $1.82 in 2015 to $1.90 in 2016.  The return on average equity was 8.74% for 2016, compared with 8.82% in 2015.

“2016 was an outstanding year for Evans with record growth and strong returns further fueling already robust momentum and carrying the organization over the $1 billion in assets level.  We have capitalized on our community commitment and unprecedented market transformation to gain new customers, increase deposits, and develop a more diversified loan portfolio.  Our loan portfolio grew 22% as we focused on complementing our long-established commercial real estate expertise with small and mid-market business lending,” said David J. Nasca, President and CEO of Evans Bancorp.

Mr. Nasca added, “We recently completed a successful follow-on capital raise with net proceeds of over $14 million.  This additional capital will be deployed to further support our significant expected organic growth in light of expanding market opportunities.  We believe this capital will enhance our ability to leverage operating scale to deliver greater earnings.”

Evans Bancorp Reports 33% Increase in Net Income in 2016 Fourth Quarter

February 6, 2017

Net Interest Income
($ in thousands)

	4Q 2016	3Q 2016	4Q 2015

Interest income	$10,664	$10,241	$9,437
Interest expense	1,261	1,172	1,001
Net interest income	9,403	9,069	8,436
Provision for loan losses	371	1,006	204
Net interest income after provision	$9,032	$8,063	$8,232

Net interest income increased $0.3 million, or 4%, from the trailing third quarter of 2016 and $1.0 million, or 11%, from the prior-year fourth quarter, reflecting strong loan and demand deposit growth.  The Company’s commercial loan portfolio continued to grow at a significant rate as average commercial loans, including both commercial real estate and commercial and industrial loans, were $745 million in the fourth quarter, up 5%, or 19% on an annualized basis, from $712 million in the trailing third quarter and 27% from $588 million in the 2015 fourth quarter.

Net interest margin of 3.68% declined 23 basis points from the 2015 fourth quarter, but improved 1 basis point from the third quarter of 2016.  In last year’s fourth quarter, there was a payoff of a large investment security that resulted in the recognition of $0.3 million in interest income.  This payoff contributed 15 basis points to the net interest margin in the fourth quarter of 2015.  The remaining margin contraction from last year reflects a decline in loan yields as market rates remained historically low in a highly competitive market.  The slight uptick in net interest margin from the trailing third quarter resulted from an improvement in loan yields in the current quarter.  This improvement in loan yields was somewhat offset by an increase in the cost of deposits as the Company garnered $16 million in average time deposits.

The decrease in loan loss provision reflects favorable credit quality trends including lower non-performing loans to total loans ratio at December 31, 2016, a sustained charge-off ratio that is historically low and a moderately lower rate of loan growth during the quarter compared with the trailing period.  The decrease in non-performing loans at the end of the recent quarter is primarily due to the upgrade of a large commercial loan to performing status.

Asset Quality
($ in thousands)

	4Q 2016	3Q 2016	4Q 2015

Total non-performing loans	$12,020	$15,279	$16,042
Total net loan charge-offs (recoveries)	167	67	776
Non-performing loans/ Total loans	1.28%	1.67%	2.07%
Net loan charge-offs/ Average loans	0.07%	0.03%	0.42%
Allowance for loan losses/ Total loans	1.48%	1.50%	1.66%

John B. Connerton, Executive Vice President and Chief Financial Officer, noted, “Even at the strong pace that we are growing our loan portfolio, we are booking high quality assets and have solid credit fundamentals.  In addition, we have prudently managed the interest rate risk on our balance sheet in a competitive pricing environment and believe we are positioned to benefit in a rising interest rate environment.”

Evans Bancorp Reports 33% Increase in Net Income in 2016 Fourth Quarter

February 6, 2017

Non-Interest Income
($ in thousands)

	4Q 2016	3Q 2016	4Q 2015

Deposit service charges	$429	$475	$461
Insurance service and fee revenue	1,344	1,855	1,572
Bank-owned life insurance	135	144	140
Loss on tax credit investment	(883)	-	-
Refundable NY state historic tax credit	609	-	-
Other income	1,009	861	748
Total non-interest income	$2,643	$3,335	$2,921

Evans is actively engaged in the community by financing historic rehabilitation projects in Buffalo and enhances its yield by investing in related tax credits.  When a project is completed, Evans begins to recognize tax benefits with a related reduction in the investment.  In the current quarter, the net benefit to the bottom line was $0.3 million as a $0.6 million refundable New York State tax credit was recorded in non-interest income and a corresponding $0.6 million tax benefit was realized in income tax expense, offset by a $0.9 million write-off on the investment.  The write-off was contemplated when management priced the initial investment in the tax credit project.  There were no comparable transactions in the third quarter of 2016 or fourth quarter of 2015.

Insurance revenue decreased $0.5 million from the trailing third quarter due to the seasonal decrease in commercial lines insurance commissions.  The $0.2 million decline from the previous year’s fourth quarter was primarily due to a decrease in financial services sales revenue and insurance claims revenue.

Non-Interest Expense
($ in thousands)

	4Q 2016	3Q 2016	4Q 2015

Salaries and employee benefits	$5,838	$5,402	$5,365
Occupancy	744	732	722
Repairs and maintenance	222	200	204
Advertising and public relations	315	232	227
Professional services	445	535	499
Technology and communications	399	304	308
FDIC insurance	210	201	161
Other expenses	965	1,105	1,179
Total non-interest expenses	$9,138	$8,711	$8,665

Salaries and benefits costs in the recent fourth quarter increased $0.4 million and $0.5 million when compared with the third quarter of 2016 and fourth quarter of 2015, respectively, reflecting increased incentive compensation.  Technology expenses increased $0.1 million in the fourth quarter when compared with each of the third quarter of 2016 and the fourth quarter of 2015 due to maintenance costs for the Company’s new core banking system.  Higher advertising expenses in the fourth quarter included a marketing campaign targeted toward obtaining new customers impacted by bank merger activity in Western New York.  Professional services costs declined in the fourth quarter by $0.1 million when compared with the trailing and prior year quarters, reflecting costs in the prior periods related to the implementation of the new core banking system.

Income tax expense of $0.2 million was recorded for the fourth quarter of 2016, down from $0.5 million in the

Evans Bancorp Reports 33% Increase in Net Income in 2016 Fourth Quarter

February 6, 2017

third quarter of 2016 and $0.7 million in last year’s fourth quarter.  The effective tax rate for the quarter was 7.8% compared with 17.5% in the third quarter of 2016 and 29.5% in the fourth quarter of 2015.  The lower effective tax rate over the two most recent quarters reflects the impact of two tax credit investment transactions in 2016.

2016 Year-end Balance Sheet Highlights

Total assets reached $1.10 billion as of December 31, 2016, a 1% increase from $1.08 billion at September 30, 2016 and 17% higher than $939 million at December 31, 2015.  The Company experienced the highest loan growth in its history this year as the loan portfolio increased by $169 million, or 22%, to $943 million.  Loan growth from the end of the third quarter was $30 million, or 3%, which equates to a 13% annualized growth rate for the quarter.  Loan growth in both periods was predominantly in the commercial real estate and commercial and industrial loan portfolios.

Deposit growth was also strong in 2016 increasing 17% to $940 million at December 31, 2016.  The year-over-year growth was across all of the Company’s product categories, including demand deposit growth of 10%, NOW account growth of 6%, savings deposit growth of 16%, and time deposit growth of 46%.  Deposits grew $42 million, or 5%, during the fourth quarter, which is the equivalent of a 19% annualized growth rate.  The biggest component of deposit growth in the recent fourth quarter was an increase in time deposits of $23 million.

2016 Year in Review

Net interest income for 2016 was $35.2 million, up 11% over 2015, primarily due to strong growth in the Company’s commercial loan portfolio and core deposit balances.  Net interest margin was 3.67% in 2016, a decrease of 13 basis points from 3.80% in 2015 mainly due to lower yields on loans and investment securities.

The Company’s provision for loan losses remained unchanged at $1.2 million as the impact of loan growth was offset by improving credit quality trends.  Net charge-offs expressed as a percentage of average loans was 0.02% in 2016, down from 0.12% in 2015.  The ratio of non-performing loans to total loans decreased from 2.07% at the previous year-end to 1.28% at the end of 2016.

Non-interest income of $11.3 million in 2016 was down $2.5 million from 2015, due to $0.9 million net loss recorded in non-interest income related to tax credit investments in 2016, a $0.7 million gain from an insurance settlement in 2015, and a $0.7 million decrease in insurance revenue.

Non-interest expense increased $2.4 million, or 7%, to $35.1 million in 2016.  The increase in expense reflects higher salaries and employee benefits of $1.7 million, or 9%, due to merit increases, higher benefits costs and the addition of new employees as part of the Company’s planned growth strategy.

Income tax expense for the year was $1.9 million, representing an effective tax rate of 18.9% compared with an effective tax rate of 32.4% in 2015.  The difference was driven by two tax credit investment transactions in 2016.  Excluding the impact of the historic tax credit and the write-off of the tax credit investment recognized in non-interest income, the 2016 effective tax rate was 32.7%.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.49% at December 31, 2016.  Book value per share increased to $22.50 at December 30, 2016 compared with $22.20 at September 30, 2016 and $21.44 at December 31, 2015.

Outlook

Mr. Nasca concluded, “The organization realized record net income in 2016 as a result of solid execution and the capture of market opportunities driven by disruption in the competitive landscape.  We believe we have momentum and the right strategic plan in place to deliver another year of strong growth and performance in 2017.  We expect that the investment in talent, systems and infrastructure in the last few years along with our enhanced capital position can be leveraged into increased returns for our shareholders.”

Evans Bancorp Reports 33% Increase in Net Income in 2016 Fourth Quarter

February 6, 2017

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $1.1 billion in assets and $940 million in deposits at December 31, 2016.  Evans is a full-service community bank, with 14 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Bancorp's wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through seven insurance offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: jconner@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

Evans Bancorp Reports 33% Increase in Net Income in 2016 Fourth Quarter

February 6, 2017

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
ASSETS
Investment Securities	$97,205	$104,859	$110,629	$116,294	$98,758
Loans	942,512	912,852	853,306	796,773	773,984
Allowance for loan losses	(13,916)	(13,712)	(12,773)	(13,119)	(12,883)
Goodwill and intangible assets	8,406	8,101	8,101	8,101	8,101
All other assets	66,502	72,563	62,335	81,866	71,147
Total assets	$1,100,709	$1,084,663	$1,021,598	$989,915	$939,107

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	201,741	195,869	187,774	174,276	183,098
NOW deposits	88,632	87,047	88,993	95,622	83,674
Savings deposits	508,652	496,926	480,290	463,672	439,993
Time deposits	140,949	118,123	112,828	115,479	96,217
Total deposits	939,974	897,965	869,885	849,049	802,982
Borrowings	49,689	74,136	41,841	34,224	32,151
Other liabilities	14,298	17,364	15,083	14,482	12,718
Total stockholders' equity	96,748	95,198	94,789	92,160	91,256

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,300,634	4,287,400	4,286,939	4,279,296	4,257,179
Book value per share	$22.50	$22.20	$22.11	$21.54	$21.44
Tier 1 leverage ratio	9.49%	9.55%	10.06%	10.18%	10.45%
Tier 1 risk-based capital ratio	10.82%	10.82%	11.45%	11.94%	11.82%
Total risk-based capital ratio	12.07%	12.07%	12.70%	13.20%	13.07%

ASSET QUALITY DATA
Total non-performing loans	$12,020	$15,279	$16,076	$17,941	$16,042
Total net loan charge-offs (recoveries)	167	67	(30)	(28)	776

Non-performing loans/Total loans	1.28%	1.67%	1.88%	2.25%	2.07%
Net loan charge-offs/Average loans	0.07%	0.03%	(0.01)%	(0.02)%	0.42%
Allowance for loans losses/Total loans	1.48%	1.50%	1.50%	1.65%	1.66%

Evans Bancorp Reports 33% Increase in Net Income in 2016 Fourth Quarter

February 6, 2017

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2016	2016	2016	2016	2015
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Interest income	10,664	10,241	9,694	9,356	9,437
Interest expense	1,261	1,172	1,178	1,096	1,001
Net interest income	9,403	9,069	8,516	8,260	8,436
Provision for loan losses (credit)	371	1,006	(376)	208	204
Net interest income after provision	9,032	8,063	8,892	8,052	8,232

Deposit service charges	429	475	403	443	461
Insurance service and fee revenue	1,344	1,855	1,572	1,748	1,572
Bank-owned life insurance	135	144	141	136	140
Loss on tax credit investment	(883)	-	(2,139)	-	-
Refundable NY state historic tax credit	609	-	1,508	-	-
Other income	1,009	861	795	667	748
Total non-interest income	2,643	3,335	2,280	2,994	2,921

Salaries and employee benefits	5,838	5,402	5,467	5,514	5,365
Occupancy	744	732	740	699	722
Repairs and maintenance	222	200	212	176	204
Advertising and public relations	315	232	190	285	227
Professional services	445	535	656	580	499
Technology and communications	399	304	339	422	308
FDIC insurance	210	201	182	159	161
Other expenses	965	1,105	933	693	1,179
Total non-interest expenses	9,138	8,711	8,719	8,528	8,665

Income before income taxes	2,537	2,687	2,453	2,518	2,488
Income tax provision	198	471	450	804	734
Net income	2,339	2,216	2,003	1,714	1,754

PER SHARE DATA
Net income per common share-diluted	$0.53	$0.51	$0.46	$0.40	$0.41
Cash dividends per common share	$-	$0.38	$-	$0.38	$-
Weighted average number of diluted shares	4,390,553	4,362,479	4,346,599	4,328,034	4,315,489

PERFORMANCE RATIOS
Return on average total assets	0.86%	0.84%	0.80%	0.71%	0.75%
Return on average stockholders' equity	9.70%	9.23%	8.56%	7.43%	7.72%
Efficiency ratio	74.17%	70.23%	76.30%	75.78%	76.30%

Evans Bancorp Reports 33% Increase in Net Income in 2016 Fourth Quarter

February 6, 2017

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2016	2016	2016	2016	2015
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
AVERAGE BALANCES

Loans, net	$915,095	$875,999	$801,115	$772,672	$740,337
Investment securities	105,319	112,025	115,610	103,094	103,940
Interest bearing deposits at banks	1,537	1,162	15,916	18,862	19,185
Total interest-earning assets	1,021,951	989,186	932,641	894,628	863,462
Non interest-earning assets	71,247	69,489	65,539	66,375	66,115
Total Assets	$1,093,198	$1,058,675	$998,180	$961,003	$929,577

NOW	85,279	86,428	88,966	88,220	80,810
Savings	504,394	487,168	473,791	447,318	439,108
Time deposits	131,479	115,644	114,545	108,954	96,478
Total interest-bearing deposits	721,152	689,240	677,302	644,492	616,396
Other borrowings	61,076	69,307	36,031	34,250	32,443
Total interest-bearing liabilities	782,228	758,547	713,333	678,742	648,839

Demand deposits	198,616	187,201	178,106	176,074	175,362
Other non-interest bearing liabilities	15,873	16,860	13,142	13,879	14,549
Stockholders' equity	96,481	96,067	93,599	92,308	90,827

Total Liabilities and Equity	$1,093,198	$1,058,675	$998,180	$961,003	$929,577

YIELD/RATE

Loans, net	4.42%	4.39%	4.43%	4.52%	4.59%
Investment securities	2.13%	2.21%	2.71%	2.39%	3.59%
Interest bearing deposits at banks	0.49%	0.34%	0.83%	0.23%	0.29%
Total interest-earning assets	4.17%	4.14%	4.16%	4.18%	4.37%

NOW	0.23%	0.23%	0.35%	0.39%	0.40%
Regular savings	0.48%	0.47%	0.51%	0.47%	0.43%
Time deposits	1.25%	1.22%	1.23%	1.26%	1.29%
Total interest-bearing deposits	0.59%	0.57%	0.61%	0.60%	0.56%
Other borrowings	1.27%	1.13%	1.57%	1.60%	1.64%
Total interest-bearing liabilities	0.65%	0.62%	0.66%	0.65%	0.62%

Interest rate spread	3.52%	3.52%	3.50%	3.53%	3.75%
Contribution of interest-free funds	0.16%	0.15%	0.15%	0.16%	0.16%
Net interest margin	3.68%	3.67%	3.65%	3.69%	3.91%

Evans Bancorp Reports 33% Increase in Net Income in 2016 Fourth Quarter

February 6, 2017

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2016	2015
	Year to Date	Year to Date	% Change
Interest income	39,955	35,628	12%
Interest expense	4,707	3,824	23%
Net interest income	35,248	31,804	11%
Provision for loan losses (credit)	1,209	1,216	(1)%
Net interest income after provision	34,039	30,588	11%

Deposit service charges	1,750	1,736	1%
Insurance service and fee revenue	6,519	7,194	(9)%
Bank-owned life insurance	556	563	(1)%
Loss on tax credit investment	(3,022)	-	-%
Refundable NY state historic tax credit	2,117	-	-%
Gain on insurance proceeds	-	734	(100)%
Other income	3,332	3,493	(5)%
Total non-interest income	11,252	13,720	(18)%

Salaries and employee benefits	22,221	20,478	9%
Occupancy	2,915	2,789	5%
Repairs and maintenance	810	822	(1)%
Advertising and public relations	1,022	857	19%
Professional services	2,216	2,354	(6)%
Technology and communications	1,464	1,183	24%
FDIC insurance	752	607	24%
Other expenses	3,696	3,608	2%
Total non-interest expenses	35,096	32,698	7%

Income before income taxes	10,195	11,610	(12)%
Income tax provision	1,923	3,767	(49)%
Net income	8,272	7,843	5%

PER SHARE DATA
Net income per common share-diluted	$1.90	$1.82	4%
Cash dividends per common share	$0.76	$0.72
Weighted average number of diluted shares	4,358,517	4,307,368

PERFORMANCE RATIOS
Return on average total assets	0.80	0.87
Return on average stockholders' equity	8.74	8.82
Efficiency ratio	74.03	71.83